Exhibit 21

Subsidiaries of Hallmark Financial Services, Inc.

Name of Subsidiary	Jurisdiction of Incorporation

Aerospace Claims Management Group, Inc.*	Texas

Aerospace Flight, Inc.*	Texas

Aerospace Holdings, LLC*	Texas

Aerospace Insurance Managers, Inc.*	Texas

Aerospace Special Risk, Inc.*	Texas

American Hallmark General Agency, Inc.	Texas
(d/b/a Hallmark Insurance Company)

American Hallmark Insurance Company of Texas*	Texas

American Hallmark Insurance Services, Inc.*	Texas

CYR Insurance Management Company*	Texas

Effective Claims Management, Inc.*	Texas

Hallmark Claims Service, Inc.	Texas
(d/b/a Hallmark Insurance Company)

Hallmark County Mutual Insurance Company*	Texas
(controlled through a management agreement)

Hallmark Finance Corporation*	Texas

Hallmark Insurance Company*	Arizona

Hallmark National Insurance Company*	Ohio

Hallmark Specialty Insurance Company*	Oklahoma

Hardscrabble Data Solutions, LLC*	New Jersey

Heath XS, LLC*	New Jersey

Pan American Acceptance Corporation*	Texas

TBIC Holding Corporation, Inc.*	Texas

TBIC Risk Management, Inc.*	Texas

Texas Builders Insurance Company*	Texas

Hallmark Specialty Underwriters, Inc.*	Texas

TGA Special Risk, Inc.*	Texas

* Conducts business under its corporate name.